Exhibit 99.1

For Investor Relations Inquiries: Arvind Bhatia, CFA Dave & Buster’s Entertainment, Inc. 214.904.2202

Dave & Buster’s Announces $800 Million Senior Credit Facility

Increases Borrowing Capacity by over $300 Million and

Extends Maturity to 2022 while Lowering Borrowing Costs

DALLAS, TX — (Globe Newswire) — August 18, 2017 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or the “Company”), an owner and operator of entertainment and dining venues, today announced that it closed a five-year $800 million senior credit facility, which is a senior secured obligation of Dave & Buster’s, Inc., and guaranteed by Dave & Buster’s Holdings, Inc. and certain of Dave & Buster’s, Inc.’s material subsidiaries. This facility consists of a $300 million senior secured first lien Term Loan A in addition to a $500 million revolver.

The terms of this amended and restated credit agreement increase the Company’s borrowing capacity by over $300 million to $800 million, extend the term by two years to 2022 from 2020, and lower the Company’s interest rate by 25 basis points.

The Company utilized approximately $300 million of proceeds from the new facility to refinance in whole the existing Term Loan A (of which $135 million was outstanding), refinance the existing revolver (of which $156 million was outstanding), pay related interest and expenses, and provide cash for general corporate purposes. The existing five-year $500 million facility commenced on May 15, 2015 and originally comprised of a $150 million senior secured Term Loan A in addition to a $350 million revolver.

“This opportunistic refinancing provides Dave & Buster’s with greater capacity and increased flexibility to continue to invest in our business, while returning value to shareholders. We’ve also taken advantage of current market conditions to lower our borrowing costs. The new facility is recognition of the company’s strong market position as well as opportunities for significant future growth,” said Brian Jenkins, Chief Financial Officer.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, Regions Bank, N.A. and Capital One, N.A. are the joint lead arrangers and bookrunners.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 100 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 34 states and Canada.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God.  Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements.  Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

Director of Investor Relations

214.904.2202

arvind_bhatia@daveandbusters.com